Exhibit 10.14
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (the “agreement”) is made effective as of the 7th day of June, 2005, (the “Effective Date”) by and between The Biodiesel Group, LLC, and Iowa limited liability company (“consultant”)and Central Iowa Energy, LLC, an Iowa limited liability company (“client”).
     WHEREAS, client intends to develop, finance and construct a biodiesel plant in or near Newton, Iowa (“the project”); and
     WHEREAS, consultant has a background in project planning, handling seed money and equity funding and contracting for the construction, management and operation of biodiesel plants and is willing to provide those services to client based on its background and experience; and
     WHEREAS, client desires to contract for those services.
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein client hereby engages consultant and consultant hereby accepts such engagement upon the terms and conditions hereinafter set forth.
     1. Term. Consultant’s engagement with client shall commence as of the foregoing date ~~date~~ and continue until the earlier of June 1, 2006, or 30 days after financial close. However, this agreement may be terminated at any time by either party upon thirty (30) days prior written notice of the party’s intent to terminate this agreement. Upon termination, neither client nor consultant shall have any further rights or obligations under the terms of this agreement other than delivery of payments for services to which consultant may be entitled at the date of termination. Should consultant fail to perform its duties as required herein, fail to devote adequate time to its duties with client or exceed its authority as a representative of client, in client’s sole discretion, client may immediately terminate this agreement for cause by providing a written notice by certified mail or personal service to Warren L. Bush, 306 W. 4th St., P.O. Box 159, Wall Lake, IA 51466-0159. Such termination for cause shall take effect immediately upon receipt of such notice. In the event this contract is terminated by client, whether with or without cause, consultant will receive the 500 membership units in client previously issued to its members.
     2. Services. Consultant shall serve as the client’s project consultant and will perform the following duties incident to the project, subject to client’s approval:
a.	Arrange for the completion of a feasibility study by a qualified service provider.

b.	Assist in the formation of a limited liability company and drafting an appropriate operating agreement.
c.	Assist in the completion of a business plan.

d.	Provide four members to serve on the board of directors until the first annual meeting of members in association with those directors appointed by client. (With the opportunity to make an additional equity investment at whatever opportunity is granted to active board members).

e.	Arrange for necessary legal, accounting and advertising services and monitor the quality of and charges for those services until financial close.

f.	Assist in the preparation of a confidential private placement memorandum for seed capital investors.

g.	Invest $100,000 of seed capital into the project on a 2 units for 1 basis. Consultant will also secure a minimum of $500,000 of additional seed money on a 2 units for 1 basis, and assist in the client’s own seed capital drive, which shall also be offered on a 2 units for 1 basis.

h.	Assist in choice of and negotiation for securing plant site.

i.	Assist legal counsel in completing and securing approval of the client’s prospectus for its equity drive.

j.	Assist in preparation of the power point presentation for use in the client’s equity drive.

k.	Participate and direct the equity drive in conjunction with the board of directors to raise such additional equity capital as is required by the lead lender. Consultant shall take the lead in presenting the power point presentation and in answering questions from prospective investors.

l.	Assist in the education of area lenders including, without limitation, the preparation of a “banker’s book” tailored to the project.

m.	Assist legal counsel and the board of directors in negotiating the service and construction contracts with Renewable Energy Group, LLC or other engineering or construction companies and the management, operation and seed stock procurement contracts with West Central Cooperative or other suitable management company.

n.	Assist in contacting and negotiating with prospective lead lenders to secure the necessary borrowed funds to complete the project.

o.	Assist client in hiring a qualified project manager and assist that project manager in performing his duties.

p.	Perform such other reasonably necessary duties as client may require for the timely and successful securing of debt financing and commencement of construction of the project, including without limitation, cooperating with the client’s personnel similarly engaged.

q.	Assign its option on the JEDCO property to CIE upon client reaching its equity goal, in return for reimbursement of its $1,000 payment for securing the option.

     Subject to client’s approval, consultant shall determine the manner in which the services are to be performed and the specific hours to be worked by consultant’s members or employees. Client will rely on consultant’s members to commit as many hours as may be reasonably necessary to fulfill consultant’s commitments under this agreement.
     3. Employees, Members, Agents. Consultant’s employees, members or agents, if any, who perform services for client under this agreement shall also be bound by the terms of this agreement.
     4. Compensation for Services. Consultant shall receive payment for services in the amount of $75,000 payable at the rate of $12,500 per month during the contract term, payable monthly, with an automatic deduction to be made from client’s checking account and an automatic deposit to be made in consultant’s checking account on the 1st day of each month following the month in which consultant has provided services during the term of this agreement, Further, consultant has previously receive 500 ownership units in the company which have been issued in units of 100 shares to the individual members of consultant as directed by those individual members. These are not 2 for 1 units. JP WB JJ WJH
     5. Expenses. Client shall reimburse consultant’s members for all reasonable, ordinary and necessary expenses incurred by such members in performance of their duties hereunder, including without limitation, reimbursement for automobile mileage at the maximum deduction rate allowed by the Internal Revenue Service for business miles or such other rate to which the parties hereto may later agree, cost of supplies, phone expenses, postage and any other expenses incurred in the furtherance of clients’s project.
     6. Support Services. Client will provide the following support services for the benefit of consultant as approved by client: office space, secretarial support and office supplies.
     7. Successors and Assigns Bound. This agreement shall be binding upon the client and consultant, their successors in interest or assigns, including without limitation, any partnership, corporation or other entity into which the client may be merged or by which it may be acquired (either directly, and directly or by operation of law), or to which it may assign its rights under this agreement. Notwithstanding the foregoing, any assignment by consultant of this agreement or of any interest herein, or of any money due to or to become due by reason of the terms hereof without the prior written consent of the client shall be void.
     8. Relationship of the Parties. The parties understand that consultant is an independent contractor with respect to client, and neither consultant nor its members are employees of client. Client will not provide fringe benefits, including health insurance benefits, paid vacation or any other employee benefits for the benefit of consultant, its members or employees.
     9. Injuries. Consultant acknowledges its obligation to obtain appropriate insurance coverage for its own benefit and for the benefit of the its members, employees and agents. Consultant waives any right to recover from client for any injuries that its members or employees may sustain while performing services under this agreement.
     10. Return of Records. Upon termination of this agreement, consultant shall deliver all records, notes, data, memoranda, models and equipment of any nature that are in consultant’s possession or control and that are client’s property or relate to client’s business.
     11. Waiver. The waiver by client or consultant of its rights under this agreement or the failure of the client or consultant promptly to enforce any provision hereof shall not be construed as a waiver of any subsequent breach of the same or any other covenant, term or provision.
     12. Entire Agreement. This agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provided for. This agreement terminates and replaces any prior agreement between the client and consultant. No amendment or modification of this agreement shall be valid or binding unless in writing and signed by the party against whom such amendment or modification is to be enforced.
     13. Notices. Any notice required to be given hereunder shall be in writing and shall be deemed to be sufficiently served by either party on the other party if such notice is delivered personally or is sent by certified mail, return receipt requested, addressed as follows:

To consultant:	The Biodiesel Group, LLC:
c/o Warren L. Bush PO Box 159 Wall Lake, IA 51466-0159

To client:	Central Iowa Energy, LLC c/o Jim Johnston, Chairman 389 Hwy T-38N Grinnell, IA 50112

     14. Governing Law. This agreement is entered into pursuant to and shall be governed by in accordance with the laws of the State of Iowa.
     15. Other Biodiesel Projects. Consultants agree that they will not actively engage in the development of any biodiesel plants within a 50 mile radius of Newton (unless such plant is wholly or partially owned by CIE) for a period of 5 years after the date of this contract unless this prohibition is waived by the board of directors. This provision shall not prohibit any member of consultant from investing in any such project.
     16. Consultant agrees that the 500 units issued to them shall not entitle them to any amount of the unused seed capital or equity capital in the event that the Project is abandoned. JJ WB WJH
     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date set forth in the notarization of our signatures. JP WJH WB

THE BIODIESEL GROUP, LLC	CENTRAL IOWA ENERGY, LLC

By:	/s/ Bill Horan Bill Horan, Manager	By:	/s/ Jim Johnston, Chairman Jim Johnston, Chairman

By:	/s/ Warren L. Bush Warren L. Bush, Secretary	By:	/s/ Jeremie Parr, Secretary Jeremie Parr, Secretary
STATE OF IOWA, SAC COUNTY: ss
     On this 8th day of July, 2005, before me, a Notary Public in and for the State of Iowa personally appeared Bill Horan and Warren L. Bush, to me personally known, who being by me duly sworn did say that those persons respectively are manager and secretary of The Biodiesel Group, LLC, and that said instrument was signed on behalf of The Biodiesel Group, LLC by authority of its managers and the said Bill Horan and Warren L. Bush acknowledged the execution of said instrument to be the voluntary act and deed of The Biodiesel Group, LLC by them voluntarily executed.

SEAL	SUSAN J. McPHERSON
	Commission Number 723481	/s/ Susan J. McPherson

	MY COMMISSION EXPIRES	~~Janet Leonard~~, Notary Public in
	7/17/09	and for the state of Iowa

STATE OF IOWA, JASPER COUNTY: ss

     On this 7th day of July, 2005, before me, a Notary Public in and for the State of Iowa personally appeared Jim Johnston and Jeremie Parr, to me personally known, who being by me duly sworn did say that those persons respectively are chairman and secretary of Central Iowa Energy, LLC, and that said instrument was signed on behalf of Central Iowa Energy, LLC by authority of its directors and the said Jim Johnston and Jeremie Parr acknowledged the execution of said instrument to be the voluntary act and deed of Central Iowa Energy, LLC by them voluntarily executed.

SEAL	WARREN L. BUSH	/s/ Warren L. Bush

	Commission Number 009964	Warren L. Bush, Notary Public in
	MY COMMISSION EXPIRES 5/02/08	and for the state of Iowa